EXHIBIT 8.1

DRAFT 11/1/12

                               , 2012

Altisource Residential Corporation

c/o Altisource Asset Management Corporation

402 Strand Street

Frederiksted, U.S. Virgin Islands 00840-3531

Re: Real Estate Investment Trust Qualification Opinion

Ladies and Gentlemen:

We have acted as tax counsel to Altisource Residential Corporation, a Maryland corporation (the “Company”), in connection with a certain corporate restructuring transaction (the “Separation”) and the issuance of Company common stock as described in the registration statement on Form 10, File No. 001-35657 (the “Registration Statement”) initially filed by the Company on September 20, 2012, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.  All capitalized terms used herein have their respective meanings set forth in the Registration Statement unless otherwise stated.

For purposes of the opinion set forth below, we have reviewed and relied upon the Registration Statement (including exhibits thereto), the Separation Agreement, the Company’s organizing documents, and such other documents, records, and instruments (including the representation letter dated [       ], 2012, containing various representations by the Company) as in our discretion we have deemed necessary, appropriate, or relevant as a basis for our opinion and we have assumed that the Separation will be consummated as described in the Registration Statement and Separation Agreement.  In addition, in rendering our opinion we have relied upon certain other representations and information provided to us and statements of factual matters made by the Company, which we have neither investigated nor verified.  We have assumed that such representations, information and statements are true, correct, complete, and not breached, and that no actions that are inconsistent with such representations, information or statements will be taken.  We have also assumed that all statements made “to the best knowledge of” or “beliefs” of any persons will be true, correct, and complete as if made without such qualification.  Any inaccuracy in, or breach of, any of the aforementioned representations, information, statements and assumptions, or any change after the date hereof in applicable law, could adversely affect our opinion.  No ruling has been (or will be) sought from the Internal Revenue Service (the “Service”) by the Company in connection with the Company’s Separation.  The opinion expressed herein is not binding on the Service or any other taxing authority, and there can be no assurance that the Service, any other taxing authority, or a court of competent jurisdiction will not disagree with such opinion.

Based upon and subject to the foregoing as well as the limitations set forth below, we are of the opinion as of the date hereof, that under presently applicable United States federal income tax law, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code of 1986, as amended, (the “Code”) and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

No opinion is expressed as to any matter not specifically addressed above.  Our opinion is limited to the tax matters specifically stated herein, and we have not been asked to address, nor have we addressed, any other tax matters, and no other opinion should be inferred herefrom.  Our opinion is based on current United States federal income tax law and administrative guidance, any of which may be changed or subject to different interpretation at any time, possibly with retroactive effect.  We undertake no obligation to advise you as to any such changes that may affect our opinion unless we are specifically asked to do so.  We also express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

This opinion letter is being furnished solely to the Company in connection with the Separation described herein, and is not to be relied upon or utilized by any other person or entity other than the Company, and may not be made available to any other person without our prior written consent.

Very truly yours,

Kramer Levin Naftalis & Frankel LLP

IRS Circular 230 disclosure:

This opinion is limited to the one or more Federal tax issues addressed in the opinion.  Additional issues may exist that could affect the Federal tax treatment of the transaction or matter that is the subject of the opinion and the opinion does not consider or provide a conclusion with respect to any additional issues.  With respect to any significant Federal tax issues outside the limited scope of the opinion, the opinion was not written, and cannot be used by the taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer.